Exhibit 2.1

Dated: 29 July 2026

DEED OF AMENDMENT

relating to

A Sale and Purchase Agreement dated 27 June 2026

relating to the sale of all the shares in

Auxey Holdco Limited

between

AUXEY HOLDINGS (LUX) S.A.S.

OMERS ADMINISTRATION CORPORATION

AMS CAYCO LTD

THE MANAGEMENT SELLERS’ REPRESENTATIVE

THE TRUSTEE SELLER

and

KORN FERRY

1

THIS DEED is made on       2026

BETWEEN:

(1)

AUXEY HOLDINGS (LUX) S.A.S., a company incorporated in the Grand Duchy of Luxembourg with registered number B225042, having its registered address at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg (the “Majority Seller”);

(2)

OMERS ADMINISTRATION CORPORATION, a corporation continued pursuant to the Ontario Municipal Employees Retirement System Act, 2006 with registered number 000122610 and whose registered address is at 900-100 Adelaide St W, Toronto, M5H 0E2, Canada (the “OAC Seller”);

(3)

AMS CAYCO LTD, a company incorporated in the Cayman Islands with registered number 282682, having its registered address at 94 Solaris Avenue, Camana Bay, Ky1-1108, Cayman Islands (the “Minority Seller” and together with the Majority Seller and the OAC Seller, the “Institutional Sellers”);

(4)	ROSALEEN BLAIR of [***] (the “Management Sellers’ Representative”);

(5)

OCORIAN LIMITED, a private limited company incorporated in Jersey with its registered office at 26 New Street, St Helier, Jersey JE2 3RA (the “Trustee Seller”), acting in its capacity as (a) trustee of the Auxey Equity Plan Employee Trust (the “EBT”) and (b) nominee on behalf of the Management Beneficial Interest Sellers; and

(6)

KORN FERRY, a corporation incorporated in the State of Delaware (file number 3064258), whose principal executive office is at 1900 Avenue of the Stars, Suite 1500, Los Angeles, California 90067, United States of America (the “Buyer”).

INTRODUCTION:

(A)	The Parties entered into the share purchase agreement dated 27 June 2026 in respect of all the shares in Auxey Holdco Limited (the “SPA”).

(B)

The Parties wish to agree certain arrangements in respect of the timing of delivery of the Completion Schedule and the date of Completion in anticipation of the Unconditional Date occurring on or before 24 August 2026 (or by 28 August 2026 if the only Condition that has not been satisfied by 24 August 2026 is the Condition in clause 4.1(a) of the SPA), on the terms set out in this Deed.

(C)	Unless otherwise defined in this Deed, capitalised terms used in this Deed shall have the meanings given to them in the SPA.

IT IS AGREED as follows:

1.	COMPLETION DATE

1.1

Notwithstanding clause 6.1 of the SPA, if the Unconditional Date occurs on or before 24 August 2026 (or by 28 August 2026 if the only Condition that has not been satisfied by 24 August 2026 is the Condition in clause 4.1(a) of the SPA), the Target Completion Date shall be deemed to be 1 September 2026. The Buyer’s right to defer Completion by delivering a Completion Deferral Notice pursuant to clause 6.1 of the SPA shall not apply where Completion is to take place on 1 September 2026.

2

2.	TIMING OF DELIVERABLES

Completion Schedule

2.1

Notwithstanding clause 5.19 of the SPA, the Majority Seller shall deliver the Completion Schedule to the Buyer on 24 August 2026 (having reasonably consulted with the Management Sellers’ Representative and the Minority Seller regarding the same). For the purposes of determining the Actual Completion Stock Price, the reference in the definition of Actual Completion Stock Price to “the date of delivery of the Completion Schedule in accordance with this Agreement” shall be construed as a reference to 24 August 2026.

2.2

For the avoidance of doubt, the Majority Seller’s obligations under clause 5.22 of the SPA shall apply by reference to the delivery date of 24 August 2026 (and accordingly the Majority Seller shall provide the indicative amounts referred to in clause 5.22(a) of the SPA on or before 21 August 2026).

Repayment Schedule

2.3	Notwithstanding clause 5.20 of the SPA, the Majority Seller shall deliver the Repayment Schedule to the Buyer on or before 26 August 2026.

Appointments and Resignations

2.4

Notwithstanding clause 6.2 of the SPA: (a) the Buyer shall nominate the directors to be appointed pursuant to clause 6.2(c)(ii) of the SPA on or before 24 August 2026; and (b) the Buyer shall notify the Sellers of the persons whose resignations are required pursuant to clause 6.2(d)(ii) of the SPA on or before 24 August 2026.

Board Resolutions

2.5	Notwithstanding clause 6.2 of the SPA, the board resolutions referred to in clause 6.2(c) of the SPA shall be delivered on or before 24 August 2026.

3.	CESSATION

3.1

This Deed (and the arrangements set out herein) shall automatically cease to have any force or effect, without any action being required by any Party, if the Unconditional Date has not occurred on or before 24 August 2026 (or by 28 August 2026 if the only Condition that has not been satisfied by 24 August 2026 is the Condition in clause 4.1(a) of the SPA), and in such circumstances the terms of the SPA shall prevail in their unamended form as if this Deed had not been entered into, including but not limited to: (i) the Target Completion Date being determined in accordance with clause 6.1 of the SPA; and (ii) the dates on which the Completion Schedule, indicative amounts and the Repayment Schedule need to be delivered to the Buyer being determined in accordance with clauses 5.19, 5.22 and 5.20 of the SPA respectively, and any prior versions of the Completion Schedule, indicative amounts and/or Repayment Schedule delivered pursuant to this Deed shall be disregarded.

3.2	For the avoidance of doubt, the cessation of this Deed pursuant to clause 3.1 shall be without prejudice to any rights or obligations of the Parties which have accrued prior to such cessation.

4.	ASSIGNMENT

4.1

No Party may assign, novate, transfer, charge, subcontract or otherwise deal with all or any of its rights, benefits or obligations under this Deed (including any right to claim for damages arising from a breach of this Deed) without the prior written consent of: (a) the Buyer; (b) the Majority Seller; (c) the Minority Seller (if such action is reasonably expected to have an adverse impact on the Minority Seller as compared to the Majority Seller); (d) the Trustee Seller; and (e) the Management Sellers’ Representative; provided, however, that the Buyer may assign its rights under this Deed to a wholly-owned subsidiary of the Buyer (a “Permitted Assignee”) without the prior written consent of the Majority Seller, the Minority Seller, the Trustee Seller or the Management Sellers’ Representative; provided, further, that: (i) no such assignment by the Buyer shall relieve the Buyer of any of its obligations under this Deed and the Buyer and the Permitted Assignee shall remain jointly and severally liable for all of the obligations of the Buyer under this Deed; and (ii) the Majority Seller and the Management Sellers’ Representative are given prior written notice of any proposed assignment by the Buyer pursuant to this clause 4.1. Any attempted assignment in breach of this clause 4.1 will be void.

3

4.2

Following any assignment (or other dealing) by a Party pursuant to clause 4.1: (a) no other Party shall be under any greater obligation or liability and each other Party shall have no lesser rights than if such assignment or granting of security had never occurred; and (b) the amount of loss or damage recoverable by the assignee shall be calculated as if that person had been originally named in place of the assigning Party in this Deed (and, in particular, shall not exceed the sum which would, but for such assignment or other dealing, have been recoverable by such assigning Party in respect of the relevant fact, matter or circumstance).

5.	GENERAL

5.1	Save as expressly modified by this Deed, the SPA shall continue in full force and effect and nothing in this Deed shall constitute a waiver of any party’s rights under the SPA.

5.2

In the event of any conflict between the terms of this Deed and the terms of the SPA, the terms of this Deed shall prevail (to the extent that this Deed has not ceased to have effect pursuant to clause 3.1).

5.3	This Deed constitutes a variation of the SPA for the purposes of clause 14.7 of the SPA.

5.4

This Deed may be executed in any number of counterparts, each of which when executed and delivered constitutes an original, but all the counterparts shall together constitute one and the same instrument.

5.5

This Deed and all matters (including any contractual or non-contractual obligation) arising from or connected with it are governed by, and will be construed in accordance with, the laws of England and Wales. Each Party irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Deed.

THIS DEED IS EXECUTED AND DELIVERED AS A DEED ON THE DATE SHOWN ON THE FRONT OF THIS DEED

4

Executed as a Deed by	)	/s/ Mark Dunstan
AUXEY HOLDINGS (LUX) S.A.S	)	Chairman and Member of the Management Board
acting by:	)
	)	/s/ Adil Salah
	)	Member of the Management Board

Executed as a Deed by	)	/s/ Brodie Swartz
OMERS ADMINISTRATION	)	Name: Brodie Swartz
CORPORATION	)	Title: Senior Vice President, Associate General
Counsel and Corporate Secretary

acting by:	)
	)	/s/ Andréa Armborst
	)	Name: Andréa Armborst
	)	Title: Vice President, Enterprise Legal

Executed as a Deed by	)	/s/ Lars Johansson
AMS CAYCO LTD.	)	Director
acting by:	)

Executed as a Deed	)
by ROSALEEN BLAIR ))		/s/ Rosaleen Blair
in the presence of a witness:	)

Signature of Witness: /s/ Julianne Ryan

Name of Witness: Julianne Ryan

Address: [***]

Occupation: Executive Assistant

Executed as a Deed by	)
OCORIAN LIMITED	)	/s/ Craig Cameron
as trustee of the Auxey Equity Plan	)	Name: Craig Cameron
Employee Trust	)	Title: Authorised signatory
acting by two authorised signatories	)
	)	/s/ Craig Le Sueur
	)	Name: Craig Le Sueur
	)	Title: Authorised signatory

Executed as a Deed by	)
OCORIAN LIMITED	)	/s/ Craig Cameron
as nominee for and on behalf of	)	Name: Craig Cameron
the Management Beneficial	)	Title: Authorised signatory
Interest Sellers	)
acting by two authorised signatories	)	/s/ Craig Le Sueur
	)	Name: Craig Le Sueur
	)	Title: Authorised signatory

Executed as a Deed by	)	/s/ Jonathan Kuai
KORN FERRY	)	Name: Jonathan Kuai
acting by:	)	Title: Corporate Secretary